Exhibit 10.1

LEASE AGREEMENT

Sentry KPG III, L.P.

Landlord

AND

Achillion Pharmaceuticals, Inc.

Tenant

AT

VEVA 14

1777 Sentry Parkway West

Blue Bell, Pennsylvania

July 20, 2018

LEASE AGREEMENT

Additional Provisions:

i

THIS LEASE AGREEMENT (“Lease”) is made by and between Sentry KPG III, L.P., a Pennsylvania limited partnership (“Landlord”) and Achillion Pharmaceuticals, Inc., a Delaware corporation (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1.    Basic Lease Terms and Definitions.

(a)    Premises: Suite 404, as shown on Exhibit “A”, consisting of approximately 2,901 rentable square feet.

(b)    Building: The building known as VEVA 14, being part of the multi-building project at the Property including the total of approximately 224,733 rentable square feet.

Address: 1777 Sentry Parkway West, Blue Bell, PA 19422

(c)    Term: 24 full calendar months from the Commencement Date (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

(d)    Commencement Date: Three (3) business days after the date the Work to be provided by Landlord is Substantially Complete, as described in the Work Letter in Exhibit “E”, and the Premises delivered to Tenant, estimated to be August 1, 2018, subject to adjustment as provided in Exhibit “E” or the date Tenant first occupies all or any part of the Premises for purposes of conducting business operations therein, if earlier.

(e)    Expiration Date: The last day of the Term.

(f)    Base Rent: Payable in monthly installments as follows:

Period of Term From	To	Base Rent/RSF	Annual Base Rent	Monthly Base Rent
Commencement Date	Month 12	$23.75	$68,898.75	$5,741.56
Month 13	Month 24	$24.25	$70,349.25	$5,862.44

(g)    Base Year: 2019

(h)    Tenant’s Share: 1.29% (also see Definitions)

(i)    Use: General office.

(j)    Security Deposit: None.

(k)    Addresses For Notices:

Landlord: Sentry KPG III, L.P. c/o Keystone Property Group, L.P. 125 E. Elm Street, Suite 400 Conshohocken, PA 19428 Attn: COO

Tenant: Before the Commencement Date:

Achillion Pharmaceuticals, Inc.

300 George Street

New Haven, CT 06511

Attention: Chief Financial Officer

Copy to: General Counsel

On or after the Commencement Date: Premises

(l)    Broker: Cushman & Wakefield of Pennsylvania, L.L.C. represented Tenant and Avison Young represented Landlord in connection with entering into this Lease.

(m)    Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.

(n)    Contents: The following are attached to and made a part of this Lease:

Rider 1 – Additional Definitions	Exhibits:	“A” – Plan showing Premises
Rider 2 – Use Exclusives and Restrictions		“B” – Building Rules
“C” – Estoppel Certificate Form
“D” – Cleaning Schedule
“E” – Work Letter
“F” – Term Extension Option
“G” – Right of Offer
“H” – Tenant’s Additional Space Needs

2.    Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas of the Building necessary for access to the Premises. Tenant accepts the Premises, Building, Property and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Tenant expressly agrees that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose or of any other kind arising out of this Lease and there are no warranties which extend beyond those expressly set forth in this Lease. Landlord and Tenant (a) acknowledge that all square foot measurements are approximate and (b) stipulate and agree to the rentable square footages set forth in Sections 1(a) and (b) above for all purposes with respect to this Lease.

3.    Use.

(a)    Tenant shall occupy and use the Premises only for the Use specified in Section l above. Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise interfere with the normal operations of any other tenant or occupant of the Building or Property or with the management of the Building or Property. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times.

(b)    Tenant agrees to observe and be bound by the exclusive use rights and restrictions now existing as listed in Rider 2 attached hereto or hereafter granted to other tenants and occupants of the Building or Property; provided, however, that Tenant shall not be bound by any exclusives granted subsequent to the date of this Lease (each, a “Future Exclusive”) if and to the extent that such Future Exclusive conflicts with the Tenant’s continued use of the Premises for business operations conducted in the same manner as before the grant of such Future Exclusive, as permitted and limited by the terms and conditions of this Lease.

4.    Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. If Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay).    Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control.

5.    Rent. Tenant agrees to pay to Landlord, without demand, deduction or offset, Base Rent, Excess Operating Expenses, Excess Property Taxes, and all other Additional Rent for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, by immediately available electronic fund transfer (EFT) via Automated Clearing House (ACH) Network in accordance with Landlord’s written instructions, if provided, and otherwise at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the first full month shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after the date due; provided, however, that Landlord shall waive the late charge one (1) time during each calendar year of the Term of this Lease if Tenant pays all overdue sums within five (5) days after receipt of written notice given by or on behalf of Landlord to Tenant advising Tenant that such payment is overdue. In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquency all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; (c) use or occupancy of the Premises or (d) Tenant’s property. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed directly upon this Lease or upon, or measured by, or the Rent or upon amounts payable by any subtenants or other occupants of the Premises.

6.    Operating Expenses; Property Taxes. The Base Year is set forth in Section 1(g) above. Commencing on the first day after the expiration of the Base Year, Tenant shall pay to Landlord, without demand, deduction or offset, the sum of (i) Tenant’s Share of Operating Expenses for each year in excess of Operating Expenses for the Base Year (“Excess Operating Expenses”) plus (ii) Tenant’s Share of Property Taxes for each year in excess of Property Taxes for the Base Year (“Excess Property Taxes”), prorated to reflect any partial year included in the Term, in monthly installments (each in the amount equal to one-twelfth of Excess Operating Expenses and Excess Property Taxes as estimated by Landlord), on the first day of the month. Landlord may adjust the estimated Excess Operating Expenses and Excess Property Taxes from time to time if the estimated annual Operating Expenses or annual Property Taxes increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses or Property Taxes. By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord will endeavor to provide Tenant with a statement of Operating Expenses and Property Taxes for the preceding calendar year or part thereof. Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within 30 days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses among different uses and areas of the Building and Property to reflect the areas serviced thereby and any differences in services provided, and in computing and allocating Property Taxes to reflect any tax parcels included in the Property. If the Building or Property is not at least 95% occupied during any period, or if services are not utilized by any tenant, Operating Expenses which vary by reason thereof for such period will be grossed-up to the amount that such variable Operating Expenses would have been if the Building and Property had been 95% occupied and services had been utilized for such period as determined by Landlord.

7.    Services. Landlord will furnish the following services for the normal use and occupancy of the Premises for general office purposes: (i) electricity, (ii) heating and air conditioning in season during Normal Business Hours, (iii) water, (iv) trash removal and janitorial services pursuant to the cleaning schedule attached as Exhibit “D” and (v) such other services Landlord reasonably determines are appropriate or necessary. If Tenant requests, and if Landlord is able to furnish, services in addition to those identified above, including heating or air conditioning outside of Normal Business Hours, Tenant shall pay Landlord’s reasonable charge for such supplemental services, which shall be in addition to all costs and charges for electricity payable by Tenant under Section 28. If because of Tenant’s density, equipment or other Tenant circumstances, Tenant puts demands on the Building Systems in excess of those of the typical office user in the Building, Landlord may install supplemental equipment and meters at Tenant’s expense. Notwithstanding anything to the contrary contained herein, in the event there is an interruption, curtailment or suspension of electricity or other utility service required to be provided by Landlord to the Premises or Common Areas of the Building necessary for use of the Premises (“Service Interruption”) and (i) if such Service Interruption shall continue for more than five (5) consecutive Business Days, and (ii) such Service Interruption shall impair the operation of Tenant’s business in the Premises such that all or any material part of the Premises is thereby rendered inaccessible or untenantable, and (iii) such Service Interruption is not caused by Tenant or Tenant’s Agents, and (iv) such Service Interruption results from circumstances at the Property and the cure of same is within Landlord’s reasonable control, then, in connection with such Service Interruption, Tenant shall be entitled to an abatement of Base Rent and Additional Rent to the extent the Premises is thereby rendered inaccessible or untenantable beginning on the sixth (6th) consecutive Business Day of such Service Interruption and ending on the date such electricity or other utility service is restored to the extent the same is required to be provided by Landlord hereunder. The right to abate Base Rent and Additional Rent in accordance with the immediately preceding sentence shall be Tenant’s sole and exclusive remedy for any Service Interruption or other slowdown, cessation, stoppage or interruption of any services or utilities provided by Landlord and in no event will Landlord be liable for loss or damage to Tenant’s business or property of any kind or nature. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building, Property or Premises. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord.    In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Building or Property, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

8.    Insurance; Waivers; Indemnification.

(a)    Landlord shall maintain insurance against loss or damage to the Building and Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building and Property (excluding coverage of Tenant’s personal property, furniture, fixtures, equipment and any Alterations made by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b)    Tenant, at its expense, shall keep in effect: (i) commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder, and (ii) property insurance, insuring against any loss or damage to the property of Tenant and any Alterations made by Tenant, arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business. Each policy shall name Landlord, Landlord’s manager and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c)    Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Sections 9(b) and 10(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(d)    Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all third-party claims, actions, damages, liability, loss and expense (including reasonable fees of attorneys, investigators and experts, through all appeals) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e)    Subject to subsection 8(c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all third-party claims, actions, damages, liability, loss and expense (including reasonable fees of attorneys, investigators and experts, through all appeals) which may be asserted against, imposed upon, or incurred by Tenant and its Agents, if such claims, actions, damages, liability, loss and expense are caused by the negligence or willful misconduct of Landlord and its Agents in the Landlord’s ownership, management, repair, maintenance or control of the Common Areas, the Building or the Property. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9.    Maintenance and Repairs.

(a)    Landlord shall Maintain the Building, including the Premises, the Common Areas, the Building Systems and any other improvements owned by Landlord located on the Property. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.

(b)    Tenant at its sole expense shall keep the Premises in a neat and orderly condition and Maintain the property of Tenant and any Alterations made by Tenant. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant to the extent such expense is within the amount of any commercially reasonable property insurance deductible or risk retention amount under insurance policies covering the Property or otherwise not covered by any applicable insurance proceeds paid to Landlord.

10.    Compliance.

(a)    Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy. Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use or occupancy of the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building, Property or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises, Building or Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.

(b)    Tenant will comply, and will cause its Agents to comply, with the Building Rules.

(c)    Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

(d)    Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees (through all appeals), damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e)     Landlord will comply, and will cause its Agents to comply with all applicable Laws now or subsequently pertaining to Landlord’s ownership, management and maintenance and repairs (to the extent required to be performed by Landlord under the terms of this Lease) of the Building and the Property.

11.    Signs. Landlord will furnish Tenant building standard identification signage on the interior Building directory, and a single building standard identification sign located on or beside the main entrance door to the Premises. Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

12.    Alterations. Except for non-structural Alterations that (i) do not exceed $5,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. Landlord’s consent with respect to structural Alterations may be withheld in Landlord’s sole discretion. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Landlord’s manager and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, and (v) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Building or Property, any Building System or any other equipment or facilities serving the Building or any occupant.

13.    Mechanics’ Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by

law in order to avoid the imposition of any such lien.    Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. Neither the Property nor any interest of Landlord in the Property shall be subject in any way to any liens, including mechanic’s liens or any type of construction lien, for improvements to or other work performed with respect to the Property by or on behalf of Tenant. Tenant acknowledges that Tenant, with respect to improvements or alterations made by or on behalf of Tenant hereunder, shall promptly notify the contractor making such improvements to the Premises of this provision exculpating the Property and Landlord’s interest in the Property from any such liens. Further, nothing in this Lease is intended to authorize Tenant to do or cause any work to be done or materials to be supplied for the account of Landlord, all of the same to be solely for Tenant’s account and at Tenant’s risk and expense. Throughout the Term “mechanics’ lien” is used to include any lien, encumbrance or charge levied or imposed upon all or any portion of, interest in or income from the Property on account of any mechanic’s, laborer’s, materialman’s or construction lien or arising out of any debt or liability to or any claim of any contractor, mechanic, supplier, materialman or laborer and shall include any mechanic’s notice of intention to file a lien given to Landlord or Tenant, any stop order given to Landlord or Tenant, any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person claiming to be entitled to any mechanic’s lien.

14.    Landlord’s Right to Relocate Tenant; Right of Entry.

(a)    Landlord may relocate Tenant from the Premises to comparable space, including layout, window line, finishes and condition in the buildings known as VEVA 14 and VEVA 17 (Building 14 and Building 17) in the multiple building project at 1777 Sentry Parkway West, Blue Bell, Pennsylvania, and/or the buildings of Landlord’s affiliate known as VEVA 16 and VEVA 18 (Building 16 and Building 18) at 1787 Sentry Parkway West, Blue Bell, Pennsylvania, as reasonably determined by Landlord. Landlord will give Tenant at least 60 days advance notice of relocation and will pay for all reasonable costs of such relocation, including the relocation and installation of Tenant’s furniture, fixtures and equipment, and replacement of Tenant’s existing pre-printed stock on hand of stationery and marketing materials (only if Tenant’s address is changed due by the relocation, and such cost of stationery and marketing materials shall not exceed the sum of $5,000 in any event). Such a relocation shall not terminate, modify or otherwise affect this Lease except that “Premises” shall refer to the relocation space rather than the old location identified in Section 1(a).

(b)    Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.

15.    Damage by Fire or Other Casualty. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or other property of Tenant, or any Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Landlord’s notice. If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease, or if any Mortgagee shall not permit the application of adequate insurance proceeds for repair or restoration, or if the cost to repair and restore the damage would exceed 50% of the insurable replacement cost of the Building. Tenant will receive an abatement of Base Rent, Excess Operating Expenses and Excess Property Taxes to the extent the Premises are rendered untenantable as a result of the casualty, from the date of the casualty until Landlord’s repairs to the Premises are completed to the extent required hereunder. If this Lease is not terminated as provided above, upon completion of Landlord’s repairs to the Premises Tenant shall repair and restore the fixtures, equipment, and other property of Tenant, and any Alterations installed by or on behalf of Tenant.

16.    Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, (i) the Taking would have a material adverse effect on the value of the Property or on the expenses of the Property, or (ii) it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Base Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17.    Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease, matters of public record and any mortgage to which this Lease shall be subordinate.

18.    Assignment and Subletting.

(a)    Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or any of its Blue Bell affiliates, (ii) the business, business reputation, finances, net worth or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord has comparable space in the Building then available for lease by the proposed transferee or (iv) Tenant is in default under this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)    Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease or $20,000,000, whichever is greater, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

(c)    The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, the excess of (i) all compensation received by Tenant for the Transfer over (ii) the Rent allocable to the Premises transferred.

(d)    If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19.    Subordination; Mortgagee’s Rights.

(a)    Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises. In the event of any transfer of Landlord’s interest in the Premises, termination of any underlying lease of premises which include the Premises, re-entry or dispossession of Landlord or the purchase of the Premises or Landlord’s interest therein in a foreclosure sale or by deed in lieu of foreclosure under any Mortgage or pursuant to a power of sale contained in any Mortgage, then in any of such events, Tenant shall, at the request of such Mortgagee, transferee or purchaser of Landlord’s interest, attorn to and recognize the Mortgagee, transferee or purchaser of Landlord’s interest or underlying lease, as the case may be (any such person, “Successor Landlord”), as “Landlord” under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct Lease between such Successor Landlord, as “Landlord”, and Tenant, as “Tenant”. This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b)    No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c)    The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.    Tenant’s Certificate; Financial Information. Within 10 days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information.

21.    Surrender.

(a)    On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b)    If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will or at sufferance at Landlord’s option. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be 150% of the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages if such holdover continues longer than 30 days, that Landlord suffers as a result of the holdover.

22.    Defaults - Remedies.

(a) It shall be an “Event of Default”:

(i)    If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 days after Landlord gives Tenant notice of default;

(ii)    If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii)    If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 10 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 10 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 30 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 10 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv)    If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days. The occurrence of any of the foregoing with respect to any Guarantor shall also constitute an Event of Default by Tenant.

(b)    If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i)    Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)    To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)    To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable;

(iv)    To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken; and

(v)    CONFESSION OF JUDGMENT. To cause judgment by confession to be entered against Tenant as follows.

SUBSECTION A BELOW CONTAINS WARRANTS OF ATTORNEY AUTHORIZING ANY PROTHONOTARY, CLERK OF COURT, ATTORNEY OF ANY COURT OF RECORD AND/OR LANDLORD (AS WELL AS SOMEONE ACTING FOR LANDLORD) TO APPEAR FOR, AND CONFESS JUDGMENT(S) AGAINST, TENANT, WITHOUT ANY PRIOR NOTICE (EXCEPT AS EXPRESSLY PROVIDED BY SUBSECTION A) OR AN OPPORTUNITY TO BE HEARD. SUBSECTION A BELOW ALSO PERMITS LANDLORD TO EXECUTE UPON THE CONFESSED JUDGMENT(S) WHICH COULD HAVE THE EFFECT OF DEPRIVING TENANT OF ITS PROPERTY WITHOUT ANY PRIOR NOTICE OR AN OPPORTUNITY TO BE HEARD. TENANT HEREBY ACKNOWLEDGES THAT IT HAS CONSULTED WITH AN ATTORNEY REGARDING THE IMPLICATIONS OF THESE PROVISIONS AND TENANT UNDERSTANDS THAT IT IS BARGAINING AWAY SEVERAL IMPORTANT LEGAL RIGHTS. ACCORDINGLY, TENANT HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND UNCONDITIONALLY WAIVES ANY RIGHTS THAT IT MAY HAVE UNDER THE CONSTITUTION AND/OR LAWS OF THE UNITED STATES OF AMERICA AND THE COMMONWEALTH OF PENNSYLVANIA TO PRIOR NOTICE AND/OR AN OPPORTUNITY FOR HEARING WITH RESPECT TO BOTH THE ENTRY OF SUCH CONFESSED JUDGMENT(S) AND ANY SUBSEQUENT EXECUTION THEREON. TENANT EXPRESSLY WARRANTS AND REPRESENTS THAT THE FOLLOWING WARRANTS OF ATTORNEY TO CONFESS JUDGMENT HAVE BEEN AUTHORIZED EXPRESSLY BY ALL PROPER ACTION OF THE BOARD OF DIRECTORS OF TENANT. NOTWITHSTANDING ANYTHING CONTAINED IN SUBSECTION A BELOW, THESE SUBSECTIONS AND THE AUTHORITY GRANTED TO LANDLORD THEREIN ARE NOT AND SHALL NOT BE CONSTRUED TO CONSTITUTE A “POWER OF ATTORNEY” AND ARE NOT GOVERNED BY THE PROVISIONS OF 20 Pa.C.S.A. §§5601-5611. FURTHERMORE, AN ATTORNEY OR OTHER PERSON ACTING UNDER THESE SUBSECTIONS SHALL NOT HAVE ANY FIDUCIARY OBLIGATION TO THE TENANT AND, WITHOUT LIMITING THE FOREGOING, SHALL HAVE NO DUTY TO: (1) EXERCISE THESE POWERS FOR THE BENEFIT OF THE TENANT, (2) KEEP SEPARATE ASSETS OF TENANT FROM THOSE OF SUCH ATTORNEY OR OTHER PERSON ACTING UNDER THESE SUBSECTIONS, (3) EXERCISE REASONABLE CAUTION OR PRUDENCE ON BEHALF OF TENANT, OR (4) KEEP A FULL AND ACCURATE RECORD OF ALL ACTIONS, RECEIPTS AND DISBURSEMENTS ON BEHALF OF TENANT. TENANT FURTHER ACKNOWLEDGES AND AGREES THAT (I) SUCH WARRANTS OF ATTORNEY TO CONFESS JUDGMENT ARE BEING EXECUTED IN CONNECTION WITH A COMMERCIAL TRANSACTION, (II) LANDLORD’S CONFESSION OF JUDGMENT FOLLOWING AN EVENT OF DEFAULT AND IN ACCORDANCE WITH SUCH WARRANTS OF ATTORNEY WOULD BE IN ACCORDANCE WITH TENANT’S REASONABLE EXPECTATIONS, AND (III) LANDLORD DOES NOT AND, IN REGARDS TO THE LEASE, SHALL NOT HAVE ANY OF THE DUTIES TO TENANT SET FORTH IN 20 PA C.S.A. §5601.3(b).

A.    CONFESSION OF JUDGMENT FOR POSSESSION. TENANT COVENANTS AND AGREES THAT UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, OR IF THIS LEASE IS TERMINATED OR THE LEASE TERM OR ANY EXTENSIONS OR RENEWALS THEREOF ARE TERMINATED OR EXPIRE, AND NOT LESS THAN FIVE (5) DAYS’ PRIOR WRITTEN NOTICE OF LANDLORD’S INTENT TO CAUSE JUDGMENT TO BE ENTERED PURSUANT TO THIS SUBSECTION A HAS BEEN GIVEN BY OR ON BEHALF OF LANDLORD TO TENANT, THEN LANDLORD MAY, WITHOUT LIMITATION, CAUSE JUDGMENTS IN EJECTMENT FOR POSSESSION OF THE PREMISES TO BE ENTERED AGAINST TENANT AND, FOR THOSE PURPOSES, TENANT HEREBY GRANTS THE FOLLOWING WARRANT OF ATTORNEY: (I) TENANT HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY PROTHONOTARY, CLERK OF COURT, ATTORNEY OF ANY COURT OF RECORD AND/OR LANDLORD (AS WELL AS SOME ONE ACTING FOR LANDLORD) IN ANY ACTIONS COMMENCED FOR RECOVERY OF POSSESSION OF THE PREMISES TO APPEAR FOR TENANT AND CONFESS OR OTHERWISE ENTER JUDGMENT IN EJECTMENT FOR POSSESSION OF THE PREMISES AGAINST TENANT AND ALL PERSONS CLAIMING DIRECTLY OR INDIRECTLY BY, THROUGH OR UNDER TENANT, AND THEREUPON A WRIT OF POSSESSION MAY FORTHWITH ISSUE AND BE SERVED, WITHOUT ANY PRIOR NOTICE, WRIT OR PROCEEDING WHATSOEVER; AND (II) IF, FOR ANY REASON AFTER THE FOREGOING ACTION OR ACTIONS SHALL HAVE BEEN COMMENCED, IT SHALL BE DETERMINED THAT POSSESSION OF THE PREMISES SHOULD REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT TO COMMENCE ONE OR MORE FURTHER ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE PREMISES INCLUDING APPEARING FOR TENANT AND CONFESSING OR OTHERWISE ENTERING JUDGMENT FOR POSSESSION OF THE PREMISES AS HEREINBEFORE SET FORTH.

B.    Proceedings. In any procedure or action to enter judgment by confession pursuant to Subsection A above: (a) if Landlord shall first cause to be filed in such action an affidavit or averment of the facts constituting the Event of Default or occurrence of the condition precedent, or event, the happening of which default, occurrence or Event of Default authorizes and empowers Landlord to cause the entry of judgment(s) by confession, such affidavit or averment shall be conclusive evidence of such facts, Events of Default, occurrences, conditions precedent or events; and (b) if a true copy of this Lease (and of the truth of which such affidavit or averment shall be sufficient evidence) be filed in such procedure or action, it shall not be necessary to file the original as a warrant of attorney, any rule of court, custom, or practice to the contrary notwithstanding.

C.    Waivers by Tenant of Errors and Notice to Quit. Tenant hereby releases to Landlord and to any attorneys who may appear for Landlord all errors in any procedure(s) or action(s) to enter judgment(s) by confession by virtue of the warrants of attorney contained in this Lease, and all liability therefor. Tenant further authorizes the prothonotary, or any clerk of any court of record to issue a writ of execution or other process. If proceedings shall be commenced to recover possession of the Premises either at the end of the Lease Term or sooner termination of this Lease, or for non-payment of Rent or for any other reason, Tenant specifically waives the right to the fifteen (15) or thirty (30) days’ notice to quit required by 68 P.S. §250.501, as amended, and agrees that notice under either Pa.R.C.P. 2973.2 or Pa.R.C.P. 2973.3, as amended from time to time, shall be sufficient in either or any such case.

D.    Rights of Assignee of Landlord. The right to enter judgment(s) against Tenant by confession and to enforce all of the other provisions of this Lease may at the option of any assignee of this Lease, be exercised by any assignee of the Landlord’s right, title and interest in this Lease in his, her or their own name, any statute, rule of court, custom, or practice to the contrary notwithstanding.

(c)    Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.

(d)    No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e)    If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(f)    Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

(g)    Tenant waives those provisions of the Landlord and Tenant Act of 1951, Act of April 6, 1951, P.L. 69, art. I, secs. 101 et seq., 68 P.S. secs 250.101 et seq., as amended and as may from time to time be further amended (hereinafter referred to as the “Landlord and Tenant Act”), that are not prohibited by law from being waived. Without limiting the generality of the foregoing waiver, Tenant specifically waives the right to receive the Notice to Quit provided for in the Landlord and Tenant Act.

23.    Tenant’s Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, (b) the execution, delivery and performance of this Lease have been duly approved by Tenant and no further corporate action is required on the part of Tenant to execute, deliver and perform this Lease, (c) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant and (d) this Lease, as executed and delivered by such person(s), is valid, legal and binding on Tenant, and is enforceable against Tenant in accordance with its terms.

24.    Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Tenant will look solely to Landlord’s interest in the Property for recovering any judgment or collecting any obligation from Landlord, its property manager, and their respective officers, directors, partners, shareholders, members and employees, and those of their affiliates (each a “Landlord Party”). Tenant agrees that neither Landlord nor any other Landlord Party will be personally liable for any judgment or deficiency decree and no other property or other assets of Landlord or of any other Landlord Party shall be subjected to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies or otherwise with respect to this Lease, the relationship of landlord and tenant hereunder or Tenant’s use and/or occupancy of the Premises.

25.    Miscellaneous.

(a)    The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b)    This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c)    Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d)    If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e)    This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f)    Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

(g)    The submission of this Lease for examination does not constitute an offer to lease, or a reservation of or option for the Premises, and this Lease becomes effective only upon execution and delivery hereof by both Landlord and Tenant.

(h)    The Broker(s) identified in Section 1, if any, will be paid a commission by Landlord pursuant to a separate written agreement between Landlord and such Broker(s). Each party represents and warrants to the other party that the Broker(s) identified in Section 1, if any, are the only brokers or agents dealt with by such party in connection with the negotiation or execution of this Lease. Each such party hereby agrees to indemnify and hold the other party (and any Mortgagee) harmless from any and all claims by any broker or agent other than the Broker(s) identified in Section 1, if any, for commissions, fees or expenses arising out of or in connection with the negotiation of or entering into this Lease by Landlord and Tenant, based on the assertion that the indemnifying party agreed to pay or (cause to be paid) such other broker or agent. In no event shall any Mortgagee have any obligation to any broker or agent involved in this transaction.

(i)    If Landlord or Tenant shall be delayed, hindered or prevented from the performance of any acts required under this Lease or by law, other than payment of any sums of money due, by reason of an act of God, fire, casualty, actions of the elements, strikes, lockouts, other labor trouble, inability to procure or shortage of labor, equipment, facilities, materials or supplies despite reasonable efforts, failure of transportation or power, restrictive governmental laws or regulations, unreasonable governmental delay, riots, insurrection, war, terrorism or any other cause similar or dissimilar to the foregoing beyond the reasonable control of the party whose performance is delayed (“Force Majeure”), then the performance of such act or acts shall be excused for the period of delay, in which case the period for the performance of any such act or acts shall be extended for the period reasonably necessary to complete performance after the end of the period of such delay. In no event shall any monetary obligations under this Lease be extended due to Force Majeure, and in no event shall financial inability constitute a cause beyond the reasonable control of a party. In order for any party hereto to claim the benefit of a delay due to Force Majeure, such party shall be required to use reasonable efforts to minimize the extent and duration of such delay, and to give the other party reasonable notice of the cause of such delay within a reasonable time of its commencement. In addition, each party’s delay in performance of its non-monetary obligations under this Lease shall be excused to the extent that such delay is due to any act or omission of the other party or such other party’s Agents in breach of such other party’s obligations under this Lease.

(j)    Nothing contained in this Lease shall be construed to create a partnership, joint venture or other association between Tenant and Landlord.

(k)    This Lease may be executed in one or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall constitute one and the same instrument. This Lease shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Landlord and Tenant.

26.    Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27.    Intentionally Omitted.

28.    Utilities. For and with respect to each calendar year of the Term (and any renewals or extensions thereof) including, without limit, the Base Year if any and the first calendar year during which the term of this Lease shall have commenced, there shall accrue and Tenant shall pay to Landlord, as Additional Rent under this Lease: (1) Landlord’s costs of supplying electricity, water, sewer, gas and other utilities consumed by Tenant in the Premises, including without limitation, such electric energy as is consumed by Tenant in connection with the operation of the heating, ventilating and air conditioning systems serving the areas which includes the Premises, if any, as such consumption shall have been shown on the meters for such systems and computed on a proportionate basis with other areas served by the meters together with any administrative costs incurred by Landlord by reason thereof, and (2) Tenant’s Share of Landlord’s costs of supplying electricity, water, sewer, gas and other utilities to all other areas of the Building and the Property (not separately billed or metered within the Building) in connection with the operation of the Building and the Property, at the same rate as Tenant would be obligated to pay the applicable utility company providing such service at the retail rate, and all taxes or fuel adjustments or transfer charges and other like charges regularly passed on to consumers by the utility company furnishing service to the Property, Building and Premises, administrative costs related to keeping track of use and consumption and a reasonable loss factor related to any meters and sub-meters. If the Building is less than 95% occupied, or if any tenant in the Building contracts directly for electric power service or other utilities or its usage is separately metered during any portion of the relevant period, the total electric power costs and other utility costs for the Building will be “grossed up” to reflect what those costs would have been had the Building been 95% occupied and had each tenant in the Building used the Building-standard amount of electric power and other utilities, as determined by Landlord. Tenant shall pay all amounts billed pursuant to the provisions hereof within 30 days of receiving Landlord’s written statement of such charges. Any payment, refund, or credit made pursuant to this Section shall be made without prejudice to any right of Tenant to dispute, or of Landlord to correct, any item(s) as billed pursuant to the provisions hereof; provided, however, that if Tenant does not notify Landlord that it disputes any statement within 30 days of receipt, Tenant shall be deemed to agree and be bound thereby. If, upon expiration or termination of this Lease for any cause, the amount of electricity charges or other utility charges due hereunder has not yet been determined, an appropriate payment from Tenant to Landlord shall be made within 30 days after such determination. Landlord shall have the right to require Tenant to contract directly with the utility provider supplying electricity and any other utility services to the Building, in which event Tenant shall pay all charges for such utilities directly to the utility provider. Landlord shall at all times have the exclusive right to select the provider or providers of electricity and all other utility services to the Premises and the Property, and Landlord shall have the right of access to the Premises from time to time to install or remove utility facilities. If any electricity, water, gas, heat, light, power, Telecommunication Services, sewer, sprinkler charges and other utilities used on or from the Premises is not supplied by Landlord, Tenant shall contract directly and pay for all such utilities not supplied by Landlord, together with any connection fees, taxes, penalties, surcharges or similar charges relating to such utilities.

29.    Rights Reserved to Landlord. Landlord waives no rights, except those that may be specifically waived herein, and explicitly retains all other rights including, without limitation, the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim:

(a)    To name or rename the Property and the Building and change the name or street address of the Property and the Building. Landlord shall have the exclusive right to use the name and image of the Property and the Building for all purposes, except that Tenant may use the name on its business address and for no other purpose.

(b)    To install, affix and maintain any and all signs on the exterior or interior of the Building or the Property.

(c)    To designate all sources furnishing sign painting and lettering, ice, drinking water, towels, toilet paper, shoe shining, vending machines, mobile vending service, catering and like services used on the Property or in the Building. If Landlord elects to make available to tenants in the Building or Property any services or supplies, or arranges a master contract therefor, Tenant agrees to obtain its requirements, if any, therefor from Landlord or under any such contract, provided that the charges therefor are reasonably consistent with market rates.

(d)    To make Alterations to the Property, Building and Common Areas and to alter the layout, design and/or use of the Property, Building and Common Areas in such manner as Landlord, in its sole discretion, deems appropriate, and for such purposes to enter upon the Premises and during the continuance of any of such work, to temporarily close doors, entry ways, public space, corridors and common areas in the Building or the Property, and to interrupt or temporarily suspend services or use of common areas, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible. Tenant shall cooperate with Landlord and Landlord’s contractors, subcontractors, architects, engineers and agents during the preparation and construction of any such Alterations.

(e)    To hold at all times, and to use in appropriate instances, passkeys and security system codes necessary for access to the Premises and all doors within and into the Premises. On the expiration of the Term or Tenant’s right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

(f)    To designate and approve all window coverings used in the building.

(g)    To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and Building.

(h)    To install vending machines of all kinds in the Building and upon the Property, and to provide mobile vending service therefor, and to receive all of the revenues derived therefrom; provided, however, that no vending machines shall be installed by Landlord in the Premises nor shall any mobile vending service be provided therefor, unless Tenant so requests.

(i)    To regulate deliveries of supplies and the use of the loading docks, receiving areas and freight elevators.

(j)    To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises.

(k)    To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building or on the Property.

(l)    The exclusive right to use or dispose of the use of the roof of the Building.

[remainder of page intentionally left blank]

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Date signed: July 20 , 2018	Landlord: Sentry KPG III, L.P., a Pennsylvania limited partnership

	By:	Sentry KPG III GP, LLC, a Delaware limited liability company, its general partner

Witness:

/s/ Chad Garber	By:	/s/ Richard Gottlieb
Name (printed):Chad Garber	Name: Richard Gottlieb
Title: President

Date signed: 7/17 , 2018	Tenant: Achillion Pharmaceuticals, Inc., a Delaware corporation

Attest/Witness:

/s/ Michelle Ayr	By:	/s/ Mary Kay Fenton
Name (printed): Michelle Ayr	Print Name: Mary Kay Fenton
Title: EVP & CFO

STATE OF CONNECTICUT	:
:ss.
COUNTY OF New Haven	:

On this, the 17th day of July, 2018, before me, a Notary Public in and for the State of Connecticut, personally appeared Mary Kay Fenton, who acknowledged himself/herself to be the EVP & CFO of Achillion Pharmaceuticals, Inc., a corporation and that as such EVP & CFO, and being authorized to do so, he/she executed the foregoing instrument on behalf of such corporation for the purposes therein.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

/s/ Keri Lantz
Notary Public
My Commission Expires: November 30, 2019

Rider 1 to Lease Agreement

(Multi-Tenant Office)

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors and/or licensees.

“Alteration” means any addition, installation, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Business Day” or “business day” shall mean every day of the week, excepting Saturday, Sunday, and the following Federal holidays: New Year’s Day, Birthday of Martin Luther King, Jr., Washington’s Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, lobbies, hallways, restrooms, elevators, driveways, sidewalks, parking, loading and landscaped areas.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of 1.5% per month.

“Land” means the lot(s) or plot(s) of land on which the Property is situated or the portion thereof allocated by Landlord to the Property.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Monthly Rent” means the monthly installment of Base Rent plus the monthly installment of estimated Excess Operating Expenses and the monthly installment of Excess Property Taxes payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Normal Business Hours” means 8:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 1:00 p.m. Saturday, legal holidays excepted.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Building and the Property, including, but not limited to, (i) the charges at standard rates for any services required to be provided by Landlord pursuant to Section 7 of this Lease, excluding costs and charges for electricity, heating and air conditioning, gas, water and sewer and other utilities, and excluding any supplemental services which are separately paid or reimbursed to Landlord, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Property pursuant to Section 9 of this Lease, (iv) the cost of trash collection, (v) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements (a) required by any Laws enacted after the Commencement Date or (b) made for the purpose of reducing Operating Expenses, (vi) the cost of snow and ice removal from sidewalks, driveways, parking lots and other Common Areas and (vii) a management fee (not to exceed 5% of the gross revenues and rents of the Building and the Property) and administrative fee. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building or Property, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (iv) Property Taxes, (v) electricity, heating and air conditioning, gas, water and sewer and other utilities. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease. If the Building is part of a multiple-building project, Operating Expenses of the project applicable to the building in which the Premises is located may be prorated among such building and the other buildings included in such multiple-building project on a proportionate share basis as reasonably determined by Landlord. In the event that Operating Expenses for the Base Year shall be materially increased or reduced due to any extraordinary, temporary or non-recurring circumstances, including without limitation, capital expenses, storm weather related damage, unusual costs of snow and ice removal, utility rate rollbacks or abatements, moratoria and repairs or replacements for which Landlord is reimbursed pursuant to warranties or guaranties, then Operating Expenses for the Base Year shall be deemed to be the amount such Operating Expenses would have been if not for such circumstances, as reasonably determined by Landlord.

“Property” means the Land, the Building, all other buildings and improvements now or hereafter constructed on the Land, the Common Areas, and all appurtenances to them.

“Property Taxes” means to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or against Landlord because of Landlord’s estate or interest in the Property. The foregoing notwithstanding, Property Taxes will not include inheritance or estate tax, or income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Property Taxes. If Landlord elects to prepay any Property Taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Property Taxes of the Property may be allocated among the tax parcel or parcels including the Building and the other tax parcel or parcels included in the Property or so much thereof as is allocated to the Building by Landlord. If Property Taxes applicable to the Base Year are, at any time, reduced as a result of tax appeal, reassessment, exemption, abatement or any other reason, then for purposes of this Lease such reduced taxes will be the Base Year Property Taxes, and Tenant will pay to Landlord, within thirty (30) days of its receipt of notification of the reduced Base Year Property Taxes, any amounts due as a result of such reduction in the Base Year Property Taxes. The cost of any appeal or reassessment shall be included in Property Taxes.

“Rent” means the Base Rent, Excess Operating Expenses, Excess Property Taxes and any other amounts payable by Tenant to Landlord under this Lease. “Additional Rent” means all amounts payable by Tenant to Landlord under this Lease, other than Base Rent.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Telecommunications Services” means services associated with electronic telecommunications, whether in a wired or wireless mode. Basic voice telephone services are included within this definition.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Property, as set forth in Section 1 of this Lease. Landlord may make an equitable adjustment to Tenant’s Share if the rentable square feet of the Premises or the Property shall change as determined by Landlord’s architect in accordance with applicable BOMA standards.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

Rider 2

Use Exclusives and Restrictions

1. So long as Jean Madeline, Inc., its successors and/or assigns, is open and operating as a hair salon at the Property, the Premises shall not at any time be used or occupied by Tenant, or anyone claiming by, through or under Tenant, as a hair salon.

EXHIBIT “A”

PLAN SHOWING PREMISES

A-1

EXHIBIT “B”

BUILDING RULES

1.    Any sidewalks, lobbies, passages, elevators and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2.    The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3.    Tenant shall not impair in any way the fire safety system and shall comply with all security, safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord’s prior written permission.

4.    Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5.    Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease.

6.    Tenant shall not change any locks nor place additional locks upon any doors.

7.    Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than handicap assistance dogs in the company of their masters be brought into or kept in or about the Property.

8.    If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same. No machinery of any kind other than customary small business machines shall be allowed in the Premises. Tenant shall not use any method of heating, air conditioning or air cooling other than that provided by Landlord.

9.    Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building which is designed to normal office building standards for floor loading capacity. Landlord shall have the right to exclude from the Building heavy furniture, safes and other articles which may be hazardous or to require them to be located at designated places in the Premises.

10.    The use of rooms as sleeping quarters is strictly prohibited at all times.

11.    Tenant’s use of parking spaces at the Property shall be at Tenant’s sole risk and responsibility and shall not exceed the number of spaces permitted by the Lease (or Tenant’s Share of available parking, if not specified in the Lease) as reasonably determined by Landlord. Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to

B-1

automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence. Bicycles are not permitted in the Building.

12.    Tenant and its Agents shall not smoke in the Building or at the Building entrances and exits.

13.    Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: security guards/monitors, telecommunications installers/maintenance), and all vendors shall be subject to Landlord’s reasonable approval. No mechanics shall be allowed to work on the Building or Building Systems other than those engaged by Landlord. Tenant shall permit Landlord’s employees and contractors and no one else to clean the Premises unless Landlord consents in writing. Tenant assumes all responsibility for protecting its Premises from theft and vandalism and Tenant shall see each day before leaving the Premises that all lights are turned out and that the windows and the doors are closed and securely locked.

14.    Tenant shall comply with any move-in/move-out rules provided by Landlord and with any rules provided by Landlord governing access to the Building outside of Normal Business Hours. Throughout the Term, no furniture, packages, equipment, supplies or merchandise of Tenant will be received in the Building, or carried up or down in the elevators or stairways, except during such hours as shall be designated by Landlord, and Landlord in all cases shall also have the exclusive right to prescribe the method and manner in which the same shall be brought in or taken out of the Building.

15.    Tenant shall not place oversized cartons, crates or boxes in any area for trash pickup without Landlord’s prior approval. Landlord shall be responsible for trash pickup of normal office refuse placed in ordinary office trash receptacles only. Excessive amounts of trash or other out-of-the-ordinary refuse loads will be removed by Landlord upon request at Tenant’s expense.

16.    Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

17.    Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

18.    Tenant shall not burn candles, incense, matches or other ignitable materials in the Building.

19.    These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant.

B-2

EXHIBIT “C”

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Schedule 1 hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:

1.    The information set forth in attached Schedule 1 is true and correct.

2.    Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule l, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

3.    All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.

4.    Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.

5.    Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.

6.    To Tenant’s knowledge, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.

7.    Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Property.

8.    No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

9.    The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.

10.    This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.

IN WITNESS WHEREOF, Tenant has executed this Certificate this          day of                     , 2        .

Name of Tenant

By:

Title:

C-1

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE

Lease Documents, Lease Terms and Current Status

A.	Date of Lease:

B.	Parties:

1.	Landlord:

2.	Tenant:

C.	Premises:

D.	Modifications, Assignments, Supplements or Amendments to Lease:

E.	Commencement Date:

F.	Expiration of Current Term:

G.	Option Rights:

H.	Security Deposit Paid to Landlord: $

I.	Current Base Rent: $

J.	Current Excess Operating Expenses and Excess Property Taxes: $ and $

K.	Current Total Rent: $

L.	Square Feet Demised:

C-2

EXHIBIT “D”

CLEANING SCHEDULE

LOBBIES & ENTRANCES

Daily Cleaning

•	Stone, ceramic tile, marble, terrazzo, or other stone or resilient flooring will be vacuumed or dry mopped and wet mopped.

•	Waste receptacles will be emptied, and washed as necessary.

•	Carpets, including walk off mats will be vacuumed.

•	Wall surfaces will be spot cleaned.

•	Stainless steel, chrome, brass and other brightwork will be cleaned and polished.

•	Entrance door and sidelight glass will be cleaned inside and out.

•	Exterior of entrance areas will be swept. Smoking urns and outside trash receptacles will be emptied. Urns will be filled with fresh sand as needed.

•	Lobby areas will be maintained at all times to a superior appearance.

Weekly Cleaning

•	Reachable picture frames, moldings, door and window frames will be dusted.

Artwork will be returned to level position.

•	Door handles, doorknobs, switch plates, kick plates, will be cleaned.

•	Vinyl tile and similar types of flooring will be spray buffed.

Monthly Cleaning

•	Reachable paneling, door trim, ornamental work, baseboards, entire doors, woodwork, diffusers, grills, will be dusted.

•	Bases, corners, edges and carpeted areas will be detailed vacuumed.

Bi-Annually

•	Vinyl tile floors will be scrubbed or stripped and recoated.

•	Stone or hard floors will be machine scrubbed and rinsed.

GENERAL OFFICE AREAS

Daily Cleaning

•

Waste receptacles will be emptied and liners will be replaced as needed. Trash can liners will be neatly arranged. Trash will be removed from building and deposited in designated containers or compactors.

•	Furniture, workstations, fixtures, filing cabinets, will be dusted. Work surfaces will be dusted provided they have been cleared of papers and personal belongings.

•	Walls, doors, windowsills, ledges will be dusted.

•	Carpeting and rugs will be vacuumed and spot cleaned.

•	Vinyl tile floors will be dry mopped and damp mopped.

•	Interior partition glass will be spot cleaned.

•	Water coolers and fountains will be cleaned and sanitized.

Monthly Cleaning

•	Stiff brush or vacuum all upholstered furniture.

•	Detail vacuum all edges and corners.

•	Grills and diffusers will be dusted.

•	Vinyl tile floors will be spray buffed.

Annually

•	Vinyl tile floors will be scrubbed or stripped and recoated.

PRIVATE OFFICES & CONFERENCE ROOMS

Daily Cleaning

•	Empty and clean all waste receptacles replacing liners as needed. Trash can liners will be neatly arranged. Remove all building waste to designated refuse containers outside the buildings.

•	Hand dust all furniture, fixtures, filing cabinets and other dust collecting objects.

•	Spot clean walls, doors, windowsills, ledges and wall areas.

•	Wipe clean all metal doorknobs, light switches, kick plates and door saddles.

•	Vacuum all carpeting and rugs. Spot clean to remove spillage and stains.

•	Clean all “grease boards” with appropriate cleaner (unless “DO NOT ERASE” notation is left on board).

Weekly Cleaning

•	High dust including picture frames, moldings, door and window frames, and return artwork to level position.

•	Wipe clean all metal doorknobs, light switch plates, kick plates, and door saddles.

Monthly Cleaning

•	Stiff brush or vacuum all upholstered furniture.

•	Dust all paneling, door trim and other architectural louvers, ornamental work, baseboards, entire doors and woodwork, air diffusers and ceiling ventilation grilles.

•	Detail vacuum all edges and corners.

RESTROOMS

Daily Cleaning

•	Thoroughly sanitize and wipe clean all toilets and urinals.

•	Clean, sanitize and polish all sinks and fixtures with a non-abrasive cleaner.

•	All hand soap, paper towel, toilet paper, and sanitary napkin dispensers will be filled, sanitized and polished. Any over spray from cleaning product is to be wet mopped immediately.

•	Spot clean all partitions, tiled walls and vertical surfaces.

•	Empty, clean and sanitize all trash receptacles and sanitary disposal units.

•	Thoroughly clean all mirrors and bright work.

•	Wet mop to sanitize all floors.

Weekly Cleaning

•	High dust including high moldings, door frames, ceiling ventilations grills, and diffusers.

Quarterly

•	Machine scrub restroom floors.

LUNCHROOM, BREAKROOMS, & VENDING AREAS

Daily Cleaning

•	Empty and clean all waste receptacles (recyclable and non-recyclables) replacing liners if needed. Remove all building waste to designated refuse containers outside the building.

•	Vacuum all carpeting, moving tables and chairs as needed. Spot clean to remove spillage and stains.

•	Dry and wet mop all vinyl and similar types of flooring

•	Wipe clean all vending machines as needed including spot cleaning glass display.

•	Clean and sanitize tables. Spot clean seating to remove spillage and stains.

•	Thoroughly clean and sanitize cabinet fronts, tray slides, counter tops, microwave ovens, etc.

•	Replenish hand soap and paper towels.

Weekly Cleaning

•	High dust including picture frames, moldings, door and window frames, and return artwork to level position.

•	Wipe clean all metal doorknobs, light switch plates, kick plates, and door saddles.

•	Spray buff vinyl tile floors.

•	Wash waste containers inside and out.

Monthly Cleaning

•	Detail vacuum all edges and corners.

•	Grills and diffusers will be dusted.

•	Stiff brush or vacuum all upholstered furniture; wipe clean all vinyl furniture.

Bi-Annually

•	Strip or scrub re-coat vinyl tile floors.

ELEVATORS

Daily Cleaning

•	Vacuum all cab floors, doors, tracks, and saddles.

•	Wipe clean any wood, plastic laminate or other hard finish vertical surfaces.

•	Sanitize and polish all stainless steel or other metal work on control panels and throughout the elevator cabs.

ELEVATOR LOBBIES, COMMON AREAS & CORRIDORS

Daily Cleaning

•	Vacuum carpeting. Dry mop and damp mop hard floors.

•	Dust and wipe clean all baseboards, wood panel and trim.

•	All waste receptacles will be emptied and washed.

•	Dust and wipe clean all furniture, windowsills, picture frames and door frames removing smudges, fingerprints, stains, splash marks, dust, and dirt.

•	Spot clean all wall surfaces.

Weekly Cleaning

•	High dust including picture frames, moldings, door and window frames, and return artwork to level position.

•	Clean all paneling, door trim and other architectural louvers, ornamental work, baseboards, entire doors and woodwork, air diffusers, and ceiling ventilation grilles.

•	Detail vacuum all edges, baseboards, corners, and carpeted areas.

STAIR TOWERS

Daily Cleaning

•	Police for debris and mop for spillage.

Weekly Cleaning

•	Sweep or vacuum.

•	Wet mop stairs.

•	Spot clean wall surfaces within reach; dust horizontal surfaces within reach.

“Daily” cleaning means 5 days per week, Mondays through Fridays, legal holidays excepted.

EXHIBIT “E”

WORK LETTER

THIS EXHIBIT E is attached to and made part of that certain lease between Sentry KPG III, L.P., a Pennsylvania limited partnership, as Landlord, and Achillion Pharmaceuticals, Inc., a Delaware corporation, as Tenant (the “Lease”). The terms used in this Exhibit E shall have the same definitions as set forth in the Lease. The provisions of this Exhibit E shall prevail over any inconsistent or conflicting provision of the Lease.

E-1.    Description of Improvements. Subject to the terms and provisions of this Work Letter, Landlord shall, at Landlord’s expense, construct certain improvements on or about the Premises (the “Work”) in accordance with those plans and specifications attached hereto as Schedule 1 and incorporated herein by this reference. Tenant hereby approves the plans and specifications attached as Schedule 1.

E-2.    Final Plans. The plans and specifications referenced in Schedule 1 are hereinafter referred to as the “Final Plans” for purposes of this Exhibit “E”.

E-3.    Intentionally Omitted.

E-4.    Completion of Work and Commencement Date.

(a)    Landlord and Tenant agree that the Commencement Date shall be the date of Substantial Completion of the Work and Landlord’s tender of possession of the Premises to Tenant; provided, however, that if Tenant, with Landlord’s consent, occupies the Premises for purposes of conducting business operations therein before such date, then the date of such occupancy by Tenant shall be the Commencement Date.

(b)    The term “Substantial Completion” (or “Substantially Complete” or similar terms used with respect to completion of the Work) shall mean that state of completion of the Work which will, except for any improvements or work to be performed by Tenant, allow Tenant to utilize the Premises for its intended purposes without material interference to the customary business activities of Tenant by reason of the completion of the Work. The Work shall be deemed substantially complete even though minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the non-completion of which does not materially interfere with Tenant’s use of the Premises or the conduct of its business therein. Tenant, at Tenant’s sole cost and expenses, shall be responsible for moving and installing all of Tenant’s furniture, trade fixtures and equipment, and installing all data and telecommunications wiring and cabling in the Premises, in accordance with the requirements of the Lease concerning work and alterations to be performed by Tenant.

(c)    On the Commencement Date, it shall be presumed (subject to rebuttal) that all Work theretofore performed by or on behalf of Landlord was satisfactorily performed in accordance with, and meeting the requirements of, this Lease. The foregoing presumption shall not apply, however, to Punch List items, which Landlord agrees it shall complete with reasonable speed and diligence. The punch list identifying all items of the Work by Landlord which Tenant has determined by reasonable visual inspection have not been completed substantially in accordance with the approved plans (the “Punch List”), must be delivered to Landlord, in writing, within seven (7) days after the Commencement Date. If Tenant fails to deliver such Punch List within this time period, such failure shall be deemed to be an irrevocable waiver by Tenant of its right to require the correction of any Work, except for latent defects not known to Tenant and not reasonably discoverable within such time period. If Tenant timely delivers the Punch List, Landlord will correct all Punch List items within a reasonable time commencing promptly after receipt of the Punch List. In addition, Landlord will correct all latent defects in the Work within a reasonable time commencing promptly after Landlord’s receipt of written notice from Tenant specifying such latent defects, provided such notice is received by Landlord no later than one (1) year after the Commencement Date.

(d)    Tenant is permitted entry to the Premises commencing approximately three (3) business days prior to the Commencement Date as reasonably estimated by Landlord, for the purpose of installing Tenant’s furniture, trade fixtures, equipment, telecommunications wiring and cabling, or any other purpose permitted by Landlord, on the terms and conditions hereof. Any entry by Tenant and Tenant’s Agents will be subject to Landlord’s work schedule. Tenant and Tenant’s Agents shall not cause or permit any damage to the Work in connection with Tenant’s early entry, and Tenant shall pay to Landlord, upon demand, all costs of correcting, repairing and restoring any damage caused by Tenant and Tenant’s Agents. The early entry will be at Tenant’s sole risk and will be subject to all the terms and provisions of this Lease as though the Commencement Date had occurred, except for the payment of Rent. Tenant, its agents and employees, will not interfere with or delay Landlord’s Work, if any, or any other work by Landlord or Landlord’s contractors, subcontractors and employees at the Building. Tenant shall indemnify Landlord against any injury, loss or damage which may occur to any person or to any of the work in the Premises or in the Building, and to any personal property therein, by reason of Tenant’s early entry, all of which shall be at Tenant’s sole risk. All personal property of Tenant and Tenant’s Agents left at the Premises or the Property before the Commencement Date shall be at the Tenant’s sole risk, and Landlord shall not be responsible or liable for any security nor for any loss, theft or damage thereof. Prior to early entry by Tenant, Tenant shall provide Landlord with proof of insurance coverage required of Tenant by this Lease. Landlord has the right to impose additional conditions on Tenant’s early entry that Landlord, in its reasonable discretion, deems appropriate, and Landlord will have the right to require that Tenant execute an early entry agreement containing those conditions prior to Tenant’s early entry.

E-5.    Construction; Changes. The Final Plans agreed upon by Landlord and Tenant shall be submitted by Landlord or Landlord’s contractor to the local governmental body for plan checking and the issuance of a building permit. Landlord, with Tenant’s cooperation, shall cause to be made to the Final Plans any changes necessary to obtain the building permit. Landlord’s obligation to prepare the Premises for Tenant’s occupancy is limited to the completion of the Work set forth in the plans and specifications attached hereto as Schedule 1 or in the Final Plans. Landlord shall not be required to furnish, construct or install any items not shown thereon. After final approval of the Final Plans by applicable governmental authorities, no further changes may be made thereto without the prior written approval of both Landlord and Tenant. If Tenant, however, requests in writing any change, addition or alteration (“Changes”) in such plans and specifications or in the construction of the Work, and, if Landlord approves the proposed Changes, Landlord shall notify Tenant of the cost to perform the Changes and Tenant shall pay to Landlord such cost to perform such Changes plus an amount equal to twenty percent (20%) of such cost before Landlord shall perform the Changes. Notwithstanding the foregoing, Landlord shall have the right to substitute materials and finishes of like kind and quality to those specified in the Final Plans if such items are unavailable, or are unavailable at commercially reasonable cost or within the time required to avoid delay in the substantial completion of the Work. Any delay caused by Tenant’s request for any Changes or from the construction of any Changes shall not, in any event, delay the Commencement Date, which shall occur on the date it would have occurred but for such Changes. After a building permit for the Work is issued, Landlord shall cause its contractor to begin construction of the Work in accordance with the Final Plans. Landlord shall supervise the completion of the Work and cause its contractor to diligently pursue substantial completion of the Work. The Work shall be the property of Landlord and shall remain upon and be surrendered with the Property upon the expiration of the Lease Term, subject to Paragraph E-3.

E-6.    Tenant’s Work. Landlord’s obligation to prepare the Premises for Tenant’s occupancy is limited to the completion of the Work set forth in the plans and specifications attached hereto as Schedule 1 or in the Final Plans. Landlord shall not be required to furnish, construct or install any items not shown thereon. Tenant shall be responsible for and shall pay all of the costs of Tenant’s furniture, fixtures, equipment, all telecommunications and data wiring and cabling and any chases, risers, drops and outlets relating thereto, and all other improvements and alterations desired by Tenant, in accordance with applicable provisions of the Lease, subject to Landlord’s prior approval of all such installations.

E-7.    Tenant’s Representative. Tenant has designated Joe Truitt and Kevin Walsh as its sole representatives with respect to the matters set forth in this Exhibit E, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Exhibit E.

E-8.    Landlord’s Representative. Landlord has designated Kim Tiger and Gregory Kane as its sole representatives with respect to the matters set forth in this Exhibit E, each of whom, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Exhibit E.

E-9.    Other Delays. Any delay in the construction of the Work caused by “Tenant Delay” including any one or more of the following: (i) Tenant’s request for materials, finishes or installations other than the standard materials, finishes, or installations provided by Landlord from time to time in its sole discretion, or (ii) Tenant’s failure to timely prepare and submit any plans, specifications and construction drawings for Landlord’s review, or to timely review and approve any plans, specifications and construction drawings submitted by Landlord, within the time specified in this Exhibit E, or (iii) any delays in obtaining governmental approvals, permits or licenses with respect to any of the Work (including delays due to rejection and necessary modifications of any documents submitted for review) due to any failure of plans, specifications and construction drawings prepared or modified by Tenant or Tenant’s Agents to comply with applicable laws, codes or governmental requirements, (iv) Tenant’s failure to timely install its furniture, trade fixtures, equipment, wiring and cabling, or any other work or improvements for which Tenant is responsible, or (v) any other delay requested or caused by Tenant or Tenant’s Agents, shall not, in any event, delay the Commencement Date, which shall occur on the date it would have occurred but for such Tenant Delay.

SCHEDULE 1

TO

WORK LETTER

PLANS AND SPECIFICATIONS

The Work to be provided by Landlord consists of the following:

(1)

Remove the existing freestanding closet located within the Premises, and restore finishes affected by such removal as necessary to match the balance of the Premises (except such finishes as are provided pursuant to item (2) below).

(2)	Repaint all of the interior walls and trim of the Premises, excepting any closets, mechanical rooms and utility rooms, if any.

All of the materials and finishes used in the Work shall be consistent with the standards and specifications for tenant improvements at the Building established by Landlord (the “Standards”), subject to Tenant’s selections of colors and materials for paint and carpet finishes included in the Work from Landlord’s Building-standard offerings packages. If such selections by Tenant have not been previously submitted to Landlord in writing, Tenant shall cause its representative to meet with Landlord’s representative promptly after the date of this Lease to make such selections.

EXHIBIT “F”

EXTENSION OPTION

A.     Tenant is granted the option (“Extension Option”) to extend the Term of this Lease for one (1) additional period of twenty-four (24) months (“Extension Term”), subject to the terms, conditions and requirements as follows:

1.    The Extension Option must be exercised, if at all, by written notice from Tenant to Landlord given at least six (6) months prior to the expiration of the current Term, time being of the essence and timely notice being an express condition of valid exercise of the Extension Option;

2.    At the time of exercising the Extension Option, and on the commencement date of the Extension Term, this Lease shall be in full force and effect and there shall exist no Event of Default by Tenant which remains uncured beyond any applicable period of grace;

3.      If the Extension Option is effectively exercised, all the terms and conditions contained in this Lease shall continue to apply during the Extension Term except that:

(a)    There shall be no further right of extension beyond the Extension Option for the Extension Term specified in this Exhibit F;

(b)    The Extension Option shall apply to all (and not less than all) of the Premises originally leased hereunder, plus any additional space leased by Tenant in the Building;

(c)    If Tenant shall have assigned this Lease or sublet all or any portion of the Premises, any unexercised Extension Options shall automatically expire and be null and void with respect to that portion of the Premises so assigned or sublet;

(d)    The leasehold improvements will be provided in their then-existing condition (on an “as is” basis) at the time of commencement of the Extension Term and Tenant shall not be entitled to any construction, build out or other allowances with respect to the Premises during the Extension Term; and

(e)    The Base Rent applicable to the Premises plus any additional space then leased by Tenant in the Building during the Extension Term, shall be determined in accordance with the following provisions:

(i)    Base Rent shall be the Market Base Rental Rate determined as of the applicable commencement date of the Extension Term. Tenant shall also be obligated to pay Additional Rent including without limitation, Excess Operating Expenses and Excess Property Taxes. Within thirty (30) days of Landlord’s receipt of written notice from Tenant requesting Landlord’s reasonable determination of the Market Base Rental Rate for the Extension Term, provided that such notice is received by Landlord no earlier than twelve (12) months prior to the expiration of the current Term and no later than eight (8) months prior to the expiration of the current Term, Landlord shall give Tenant notice of Landlord’s reasonable determination of the Market Base Rental Rate for the Extension Term. If Tenant validly and timely exercises the Extension Option and if Landlord and Tenant cannot agree upon the determination of the Market Base Rental Rate within 30 days after Landlord’s notice setting forth Landlord’s reasonable determination of the Market Base Rental Rate for the Extension Term, then the determination of the Market Base Rental Rate will be submitted to arbitration in accordance with this Exhibit F. If the arbitration has not been completed on the applicable commencement date of the Extension Term, until such determination is made Tenant will pay, as monthly installments, one-twelfth of Landlord’s reasonable determination of the Market Base Rental Rate, plus all Additional Rent. Upon determination of the Market Base Rental Rate through arbitration, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as appropriate, the amount equal to the overpayment or underpayment of the Base Rent from the applicable commencement date of the Extension Term until the determination of the Market Base Rental Rate under arbitration. From and after such determination is made Tenant will pay Base Rent in accordance with the Market Base Rental Rate as determined in accordance with this Exhibit F, plus all Additional Rent.

(ii)    For purposes of this Exhibit F, the term “Market Base Rental Rate” is understood to mean the amount of cash which a landlord would receive annually by then renting the space in question assuming the landlord to be a prudent person willing to lease but being under no compulsion to do so, assuming the tenant to be a prudent person willing to lease but being under no compulsion to do so, and assuming a lease extension on the same terms and provisions as those herein contained. Market Base Rental Rate shall take into consideration all relevant factors including the condition of the space. Landlord and Tenant agree that bona fide written offers to lease comparable space located in the Building from third parties may be used as a factor in determining the Market Base Rental Rate.

F-1

(iii)    If Tenant and Landlord cannot agree to the Market Base Rental Rate (it being agreed that both Landlord and Tenant will be reasonable in their attempt to determine the Market Base Rental Rate), either party may cause said rate to be determined by arbitration in accordance with the following provisions:

The determination of the Market Base Rental Rate will be determined by an arbitration board consisting of three reputable real estate professionals with experience with comparable office buildings in the County where the Building is located, each of whom shall be a Member of the Appraisal Institute with the designation of “MAI”. Within twenty (20) days after initiation of arbitration, each party shall appoint one arbitrator who shall have no material financial or business interest in common with the party making the selection and shall not have been employed by such party for a period of three years prior to the date of selection. If a party fails to give notice of appointment of its arbitrator within the 20-day period specified above, then upon 2 business days notice the other party may appoint the second arbitrator. The arbitrators selected by the parties shall attempt to agree upon a third arbitrator. If the first two arbitrators are unable to agree on a third arbitrator within thirty (30) days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by the presiding judge of the Pennsylvania Court of Common Pleas for the County in which the Building is located, or by any person to whom such presiding judge formally delegates the matter or, if such methods of appointment fail, by the American Arbitration Association. The parties will submit to the arbitrators the definition of the Market Base Rental Rate from this Exhibit F, and each arbitrator shall submit his or her determination made in accordance with the provisions of this Exhibit F in a sealed envelope by the 30th day following appointment of the last arbitrator, and any determination not submitted by such time shall be disregarded. The parties shall meet on said 30th day (or if it is not a business day, on the first business day thereafter) at 11:00 a.m. at the office of Landlord, or such other place as the parties may agree and simultaneously deliver the determinations. If the determinations of at least two of the arbitrators shall be identical in amount, such amount shall be deemed the Market Base Rental Rate. If the determination of the three arbitrators shall be different in amount, the Market Base Rental Rate shall be determined as follows:

(1)    If neither the highest or lowest determination differs from the middle determination by more than ten (10) percent of such middle determination, then the Market Base Rental Rate shall be deemed to be the average of the three determinations; and

(2)    If clause (1) does not apply, then the Market Base Rental Rate shall be deemed to be the average of the middle determination and the determination closest in amount to such middle determination.

The decision of the arbitrators, determined as above set forth, will be final and non-appealable. Except where specifically provided otherwise in this Lease, each party shall bear its own expenses in connection with the arbitration and the costs of its arbitrator, and the cost of the third arbitrator shall be shared equally by Landlord and Tenant. The costs of all counsel, experts and other representatives that are retained by a party will be paid by such party.

B.    Limitation. Notwithstanding anything to the contrary contained in the Lease, the Extension Option shall inure solely to the benefit of the Tenant originally named herein (i.e., Achillion Pharmaceuticals, Inc.) and not to the benefit of any of the Tenant’s successors or assigns, whether or not permitted by Landlord. Upon the occurrence of any such assignment or transfer during the Term, any Extension Option then remaining shall automatically terminate and become null and void without further need of any documentation with respect thereto.

F-2

EXHIBIT “G”

RIGHT OF OFFER

Tenant shall have the one-time right (“Right of Offer”) during the Term of this Lease to elect to lease certain space located adjacent to the Premises on the fourth (4th) floor of the Building, or portions thereof as identified in notices to Tenant pursuant to Subsection B below, to the extent that such spaces are or become Available Space, on and subject to the terms and conditions set forth in this Exhibit “G”. For purposes hereof, “contiguous” to the Premises means space that is located on the same floor of the Building as the Premises and shares a party wall with the Premises.

A.    Space adjacent to Tenant’s Premises on the fourth (4th) floor, or any part thereof, shall constitute Available Space only upon the expiration of all rights to such space, and Tenant’s rights hereunder shall be subject to all such rights, including, but not limited to (i) any lease currently in effect with respect to such space, and with respect to any space that is presently unoccupied as of the date of this Lease subject to the initial lease for such space entered into by Landlord after the date hereof, (ii) any rights of the tenant thereunder to renew or extend such lease, whether existing or granted after the date of this Lease and any renewal or extension agreed to by Landlord, and (iii) any rights of other tenants with respect to such space, whether existing or granted after the date of this Lease. The date following the expiration of all such rights shall be deemed to be the date on which such space becomes available for lease pursuant to this Exhibit “G”. Tenant acknowledges and agrees that all space on the fourth (4th) floor that is not leased as of the date of this Lease shall not be deemed to be Available Space, and that such space may be leased to others for such term and rents as may be determined by Landlord in its sole discretion, free and clear of any right or claim by Tenant.

B.    Landlord shall use reasonable efforts to give notice to Tenant as and when Landlord anticipates that any Available Space will become available. In the case of leases that are terminated prior to their scheduled expiration date, Landlord shall give notice as soon as such termination is reasonably certain. Landlord shall state in each notice hereunder (i) the space available, (ii) the date Landlord anticipates that such space will be available for delivery, (iii) Landlord’s determination of the Market Base Rental Rate (defined below) with respect to such space, and (iv) the term such space is available for lease by Tenant.

C.    Tenant may elect to lease all (but not less than all) of any Available Space by giving Landlord written notice of such election within ten (10) business days after receipt of Landlord’s notice. If Tenant fails to respond to Landlord’s notice within the applicable time period set forth above, Tenant’s rights under this Exhibit “G” with respect to such space shall automatically terminate, and Tenant shall have no further right under this Exhibit “G” to lease such space.

D.    Tenant shall have no right to lease Available Space except on the condition that Tenant extends the Term pursuant to an unexercised Extension Option (if any) in accordance with Exhibit “F”. The foregoing shall not be deemed to grant or extend any right or option for Tenant to renew or extend the Lease or its Term.

E.    Any space for which Tenant elects to exercise its Right of Offer under this Exhibit “G” shall become part of the Premises, and except to the extent expressly provided to the contrary in this Exhibit “G” (including without limitation, this Subsection E), shall be subject to the terms of this Lease applicable thereto, without modification, and the term of this Lease shall commence for such Available Space upon the date (the “Available Space Rental Commencement Date”) such space is delivered to Tenant in an “as is” broom clean condition as provided by Subsection H below.

F.    Base Rent for such Available Space (the “Available Space Rent”) shall be the Market Base Rental Rate for such Available Space determined as of the applicable Available Space Rental Commencement Date with respect to such Available Space. Tenant shall also be obligated to pay Additional Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Property Taxes as to such Available Space. As provided above, Landlord shall give Tenant notice of Landlord’s reasonable determination of the Market Base Rental Rate as to such Available Space. If Landlord and Tenant cannot agree upon the determination of the Market Base Rental Rate within 30 days after Landlord’s notice and Tenant nonetheless timely exercises its Right of Offer with respect to such Available Space, the determination of the Market Base Rental Rate will be submitted to arbitration in accordance with this Exhibit “G”. If the arbitration has not been completed on the applicable Available Space Rental Commencement Date, Tenant will pay (in addition to and not in lieu of the Rent due with respect to the Premises) the amount of Landlord’s reasonable determination of the Available Space Rent, plus Additional Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Property Taxes for such Available Space, in monthly installments. Upon determination of the Market Base Rental Rate through arbitration, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as appropriate, the amount equal to the overpayment or underpayment of the Available Space Rent pursuant to the foregoing. From and after the determination of such Market Base Rental Rate or the applicable Available Space Rental Commencement Date if later, and on the first day of each and every month thereafter, Tenant shall pay Landlord (in addition to the Rent then in effect with respect to the balance of the Premises) the Available Space Rent, plus all Additional Rent including, without limitation, Tenant’s Share of Operating Expenses and Tenant’s Share of Property Taxes, applicable to such Available Space, in the manner provided by the Lease.

G.    The term of this Lease shall expire for all Available Space included within the Premises upon the expiration of the Term for the Premises, unless, as specified in Landlord’s notice, such space is not available to be leased to Tenant through the expiration of the Term for the Premises (in which event such shorter term specified in the Landlord’s notice shall apply to any such Available Space). In no event shall this Lease continue in force and effect as to any Available Space included within the Premises beyond the termination of this Lease as to the Premises.

H.    Tenant shall accept any Available Space or permitted portion thereof in its “as is” condition as of the applicable Available Space Rental Commencement Date. Landlord shall not be obligated to make any improvements to any Available Space and Tenant shall not be entitled to any construction, buildout or other allowance with respect thereto.

I.    Within ten (10) days after request by Landlord or Tenant, the parties shall execute an amendment to this Lease adding to the Premises any Available Space which Tenant has elected to lease, as of the date specified in Section E with respect to such space, and upon the terms set forth in this Exhibit “G”, and otherwise upon the terms and conditions of this Lease. Failure or refusal to execute and deliver such amendment to this Lease shall not waive or release the rights and obligations of the parties, which shall be deemed modified as of Tenant’s notice to Landlord of Tenant’s election to lease such space.

J.    This Exhibit “G” shall in no event constitute a covenant or guarantee by Landlord that any Available Space will be available for lease by Tenant at any time.

K.    If Tenant is in default under this Lease beyond the applicable grace period (if any) on the date Landlord’s notice is due under Section B above or at any time thereafter until the applicable Available Space Rental Commencement Date, Tenant’s right to exercise its option as to the Available Space and/or to lease the Available Space shall automatically expire and terminate.

L.    If at the time Landlord’s notice is due pursuant to Section B above Tenant has assigned this Lease, or any portion thereof or interest therein or subleased any portion of the Premises, Tenant will have no right to exercise its option as to any such space.

M.    Landlord shall not be liable for failure to give possession of any Available Space by reason of any holding over or retention of possession by any previous tenants or occupants of same, nor shall such failure impair the validity of this Lease.

N.    For the purpose of this Exhibit “G”, the term “Market Base Rental Rate” is understood to mean the amount of cash which a landlord would receive annually by then renting the space in question assuming the landlord to be a prudent person willing to lease but being under no compulsion to do so, assuming the tenant to be a prudent person willing to lease but being under no compulsion to do so, and assuming a lease containing the same terms and provisions as those herein contained. Market Base Rental Rate shall take into consideration all relevant factors including the condition of the space. Landlord and Tenant agree that bona fide written offers to lease comparable space located in the Building from third parties may be used as a factor in determining the Market Base Rental Rate. Notwithstanding anything to the contrary contained herein, in no event shall the Market Base Rental Rate per rentable square foot of Available Space be deemed to be less than the rate of Base Rent payable under the Lease with respect to the existing Premises on a per square foot basis.

O.    If Tenant and Landlord cannot agree to the Market Base Rental Rate (it being agreed that both Landlord and Tenant will be reasonable in their attempt to determine the Market Base Rental Rate), either party may cause said rate to be determined by arbitration in accordance with the following provisions:

The determination of the Market Base Rental Rate will be determined by an arbitration board consisting of three reputable real estate professionals with experience with comparable office buildings in the County in which the Building is located, each of whom shall be a Member of the Appraisal Institute with the designation of “MAI”. Within twenty (20) days after initiation of arbitration, each party shall appoint one arbitrator who shall have no material financial or business interest in common with the party making the selection and shall not have been employed by such party for a period of three years prior to the date of selection. If a party fails to give notice of appointment of its arbitrator within the 20-day period specified above, then upon 2 business days’ notice the other party may appoint the second arbitrator. The arbitrators selected by the parties shall attempt to agree upon a third arbitrator. If the first two arbitrators are unable to agree on a third arbitrator within thirty (30) days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by the presiding judge of the Pennsylvania Court of Common Pleas for the County in which the Building is located, or by any person to whom such presiding judge formally delegates the matter or, if such methods of appointment fail, by the American Arbitration Association. The parties will submit to the arbitrators the definition of the Market Base Rental Rate from this Exhibit “G”, and each arbitrator shall submit his or her determination made in accordance with the provisions of this Exhibit “G” in a sealed envelope by the 30th day following appointment of the last arbitrator, and any determination not submitted by such time shall be disregarded. The parties shall meet on said 30th day (or if it is not a business day, on the first business day thereafter) at 11:00 a.m. at the office of Landlord, or such other place as the parties may agree and simultaneously deliver the determinations. If the determinations of at least two of the arbitrators shall be identical in amount, such amount shall be deemed the Market Base Rental Rate. If the determination of the three arbitrators shall be different in amount, the Market Base Rental Rate shall be determined as follows:

(1)    If neither the highest or lowest determination differs from the middle determination by more than ten (10) percent of such middle determination, then the Market Base Rental Rate shall be deemed to be the average of the three determinations; and

(2)    If clause (1) does not apply, then the Market Base Rental Rate shall be deemed to be the average of the middle determination and the determination closest in amount to such middle determination.

The decision of the arbitrators, determined as above set forth, will be final and non-appealable. Except where specifically provided otherwise in this Lease, each party shall bear its own expenses in connection with the arbitration and the costs of its arbitrator, and the cost of the third arbitrator shall be shared equally by Landlord and Tenant. The costs of all counsel, experts and other representatives that are retained by a party will be paid by such party.

P.    The conditions set forth in Subsections K and L and the time limitation conditions with respect to Tenant’s election to lease any Available Space set forth in Subsection C are solely for the benefit of Landlord, and Landlord may at its option waive any such condition.

Q.    Limitation. Notwithstanding anything to the contrary contained in the Lease, the Right of Offer shall inure solely to the benefit of the Tenant originally named herein (i.e., Achillion Pharmaceuticals, Inc.) and not to the benefit of any of the Tenant’s successors or assigns, whether or not permitted by Landlord. Upon the occurrence of any such assignment or transfer during the Term, the Right of Offer shall automatically terminate and become null and void without further need of any documentation with respect thereto.

EXHIBIT “H”

TENANT’S ADDITIONAL SPACE NEEDS

Within the first eighteen (18) full calendar months of the Term following the Commencement Date, Tenant may notify Landlord in writing that Tenant desires to lease additional space at the Property as described below (“Tenant’s Notice”) on and subject to the terms and conditions of this Exhibit “H” as follows:

(a)    Tenant’s Notice shall state Tenant’s requirements for additional space including the total rentable square footage that Tenant desires to lease, the length of the term Tenant seeks to lease such space and the date on which Tenant desires to occupy such space (collectively, “Tenant’s Requirements”). Tenant’s total rentable square foot space requirements must be no less than 150% and no more than 300% of the rentable square foot size of the Premises originally set forth in Section 1 of the Lease. Tenant’s Notice under this Exhibit “H” may only be given during the first eighteen (18) full calendar months of the initial Term following the Commencement Date. In order to lease additional space under this Exhibit “H” Tenant must extend the Term of the Lease pursuant to an unexercised Extension Option under Exhibit “F” (if available). In no event shall Tenant have any rights under this Exhibit “H” after the eighteenth (18th) month of the initial Term of this Lease.

(b)    Within fifteen (15) business days after Landlord’s receiving Tenant’s Notice containing Tenant’s Requirements, Landlord shall notify Tenant in writing (“Landlord’s Notice”) whether or not any leasable space at the Property meeting Tenant’s Requirements is then available for lease, as determined by Landlord. If Landlord determines that such space is available, Landlord’s Notice will identify such available space, where it is located, the date such space is available for lease to Tenant and the term for which such space is available.

(c)    If Landlord notifies Tenant that space meeting Tenant’s Requirements is available for lease to Tenant pursuant to this Exhibit “H”, Landlord and Tenant may (but shall not be obligated to) discuss the terms on which Landlord would be willing to entertain leasing such space to Tenant. Such discussions and/or negotiations concerning such space shall be non-binding, and either party may terminate such discussions and/or negotiations at any time, without liability.

(d)    No rights with respect to such additional space shall be deemed to exist unless and until Landlord and Tenant execute and deliver an additional space lease amendment adding such space to the Premises under this Lease on terms acceptable to Landlord.

(e)    If in response to Tenant’s Notice validly given pursuant to this Exhibit “H” Landlord notifies Tenant that space meeting Tenant’s Requirements is not available for lease to Tenant, then as Tenant’s sole and exclusive remedy, Tenant shall have a one-time option to terminate this Lease (“Termination Option”) on and subject to the following terms and conditions:

(i)    Termination Notice. If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice (“Termination Notice”) of Tenant’s exercise of this Termination Option. The Termination Notice must be received by Landlord within ten (10) days after Landlord’s Notice is given to Tenant. The Termination Notice, once given, shall be irrevocable. If Tenant fails to properly exercise the Termination Option in accordance with all of the terms, conditions and provisions of the Termination Option, such failure shall constitute Tenant’s irrevocable waiver of such option. Time is of the essence with respect to Landlord’s receipt of the Termination Notice and all other deadlines in this Exhibit “H”.

(ii)    Early Termination Date. If Tenant gives the Termination Notice and complies with all the provisions in this Exhibit “H”, the Lease shall terminate at 11:59 p.m. on the last day of the month that is six (6) full calendar months after the date such Termination Notice given by Tenant is received by Landlord (the “Early Termination Date”) but in no event later than the Expiration Date of the initial Term of this Lease.

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(iii)    Payment of Rent. Notwithstanding Tenant’s delivery of the Termination Notice, Tenant shall continue to pay all Base Rent and Additional Rent and all other sums due to Landlord under the Lease, through the Early Termination Date.

(iv)    Tenant’s Obligations Survive Termination. Tenant’s obligations to pay all Base Rent and Additional Rent and all other sums due to Landlord under the Lease, and to perform all other Lease obligations for the period up to and including the Early Termination Date, shall survive the termination of this Lease.

(v)    Landlord May Cancel and Void Termination if Tenant in Default. Notwithstanding the foregoing, if at any time during the period on or after the date on which Tenant shall exercise its Termination Option (in accordance with this Exhibit “H”) up to and including the Early Termination Date there shall exist an Event of Default by Tenant, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant’s exercise of the Termination Option and this Lease shall continue in full force and effect for the full Term hereof unaffected by Tenant’s exercise of the Termination Option. If Landlord does not cancel Tenant’s exercise of the Termination Option, Tenant’s obligation to cure such Event of Default within the period of time specified in this Lease shall nevertheless survive the Early Termination Date.

(vi)    Tenant Shall Surrender Possession by Early Termination Date. If Tenant exercises the Termination Option, Tenant covenants and agrees to surrender full and complete possession of the Premises to Landlord on or before the Early Termination Date.

(vii)    Failure to Surrender Space Makes Tenant a Holdover. If Tenant shall fail to deliver possession of the Premises on or before the Early Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover tenant from and after the Early Termination Date, and in such event, the provisions of Section 21(b) of the Lease shall control.

(viii)    Lease Ceases After Termination. If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, the Lease shall cease and expire on the Early Termination Date with the same force and effect as if said Early Termination Date were the date originally provided in this Lease as the Expiration Date of the Term.

(ix)    No Option After Sublet or Assignment. Tenant’s rights under this Exhibit “H” are personal to the Tenant originally entering into this Lease (i.e., Achillion Pharmaceuticals, Inc.) and cannot be assigned. If this Lease has been assigned or all or a portion of the Premises has been sublet, this Termination Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise such option during the term of such assignment or sublease.

(f)    Nothing contained herein shall in any event constitute a covenant or guarantee by Landlord that any Additional Space or Substitute Space will be available for lease by Tenant at any time. The determination of whether or not any space is available for lease to Tenant at any time shall be made by Landlord in Landlord’s sole and absolute discretion. If Landlord determines that Additional Space or the Substitute Space is not available for lease, or does not offer space to Tenant, or the parties are unable to agree on the terms of lease for such space, for any reason or no reason, Landlord shall have no liability in connection therewith. If Landlord elects to offer any space for lease to Tenant, Landlord shall not be liable for failure to give possession of any space by reason of any holding over or retention of possession by any previous tenants or occupants of same. Landlord shall have no liability for loss or damage to the property or business of Tenant in connection with any expansion or relocation, or termination of the Lease, as applicable, pursuant to this Exhibit “H”.

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